Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

March 22, 2007

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Ladies and Gentlemen:

We have acted as counsel to Wyeth, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities (the “Debt Securities”). The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

The Debt Securities will be issued under one or more supplemental indentures (each, a “Supplemental Indenture”) between the Company and The Bank of New York, as Trustee (the “Trustee”), to the Indenture dated as of April 10, 1992, as amended on October 13, 1992, between the Company and the Trustee (as successor to JPMorgan Chase Bank, N.A., which was, in turn, successor to Manufacturers Hanover Trust Company) (the “Base Indenture” and, as further amended and supplemented by the Supplemental Indenture, the “Indenture”).

We have examined the Registration Statement and the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we

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have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (i) the Base Indenture is the valid and legally binding obligation of the Trustee and (ii) at the time of execution, authentication, issuance and delivery of the Debt Securities, the Supplemental Indenture will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, with respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive underwriting, purchase or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in the preceding paragraph is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law

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(including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP